EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact

Kyle Stults 410-740-0081 Investor Relations

Martek Renews Stockholder Rights Plan

COLUMBIA, MD – February 3, 2006 – Martek Biosciences Corporation (Nasdaq: MATK) today announced that its Board of Directors has approved the renewal of its Stockholder Rights Plan through the adoption of a new Rights Agreement. The new Rights Agreement will have substantially the same terms and conditions as the existing Rights Agreement and is expected to be effective on February 7, 2006, which is the date that Martek’s existing Rights Agreement is set to expire. The new Rights Agreement is being adopted in connection with the expiration of the existing Rights Agreement and is not being adopted in response to any specific effort to acquire control of Martek. All rights under the existing Rights Agreement will be cancelled upon its expiration.

In connection with the adoption of the new Rights Agreement, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Martek common stock, payable to stockholders of record at the close of business on February 7, 2006. Initially, the Rights will be represented by Martek’s common stock certificates, will not be traded separately from the common stock and will not be exercisable; however, among other things, in the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of Martek’s common stock, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $150 per Right, a number of shares of Martek common stock having a value equal to two times such purchase price. The Rights are expected to expire on February 5, 2016 unless earlier redeemed or exchanged in accordance with the terms of the new Rights Agreement. The Rights Agreement provides that a committee of the Board of Directors comprised of independent directors will review the Rights Agreement at least once every three years to determine whether maintaining the Rights Agreement is in the best interests of the shareholders.

The foregoing description of the new Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the new Rights Agreement, which will be filed with the Securities and Exchange Commission shortly following its effectiveness.

Martek Biosciences Corporation (Nasdaq: MATK) develops, manufactures and sells naturally produced products from microalgae and fungi. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection. For more information on Martek Biosciences, visit http://www.martekbio.com.

This press release contains forward-looking statements regarding shareholder value. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.

SOURCE: Martek Biosciences Corporation

CONTACT: Kyle Stults, Investor Relations, Martek Biosciences Corporation, +1-410-740-0081

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